(d)(7)(i)

November 18, 2022

Macquarie Investment Management │MIM Americas

2005 Market Street

Philadelphia, PA 19103

Attention: Alexandra Parson, SVP, Subadvisory Senior Relationship Manager

Dear Ms. Parson:

Pursuant to the Amended and Restated Sub-Advisory Agreement, effective as of November 18, 2014, as amended and restated effective as of March 1, 2019, between Voya Investments, LLC and Delaware Investments Fund Advisers (the "Agreement"), we hereby notify you of our intention retain you as Sub-Adviser to render investment advisory services to Voya VACS Series EME Fund (the "Fund"), a newly established series of Voya Mutual Funds, effective on November 18, 2022, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual sub-advisory fee rate for the Fund, is attached hereto.

Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the aforementioned Fund by signing below where indicated.

Very sincerely,

By: /s/ Todd Modic_____________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Delaware Investments Fund Advisers

By: /s/ Susan Natalini___________

Name: Susan Natalini_____________

Title: SVP_____________________, Duly Authorized

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

DELAWARE INVESTMENTS FUND ADVISERS

Annual Sub-Advisory Fee1
(as a percentage of average daily net assets
Series	allocated to the Sub-Adviser)

Voya Multi-Manager Emerging	[REDACTED]
Markets Equity Fund
Voya VACS Series EME Fund	[REDACTED]

Effective date: November 18, 2022, to reflect the addition of Voya VACS Series EME Fund.

1For purposes of calculating the fees under this Agreement, the assets of Voya Multi-Manager Emerging Markets Equity Fund shall be aggregated with the assets of Voya VACS Series EME Fund.